Exhibit (h) (2) (a)
ADMINISTRATION AND SHAREHOLDER SERVICES AGREEMENT
     ADMINISTRATION AND SHAREHOLDER SERVICES AGREEMENT, originally made the 13th day of June, 2001 between Pacific Life Funds (the “Fund” and formerly, “Pacific Funds”), a Delaware business trust, and Pacific Life Insurance Company (the “Administrator”), an insurance company now domiciled in the state of Nebraska, is hereby amended and restated as of December 13, 2011.
     WHEREAS, the Fund is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Fund is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;
     WHEREAS, the Fund and the Administrator wish to amend and restate the original Administration and Shareholder Services Agreement for purposes of making non-material, clerical and clarifying changes;
     WHEREAS, as of the date of this amended and restated Agreement, the Fund consists of 28 operational series, which are listed in Schedule A hereto, such operational series together with any other series subsequently established by the Fund, with respect to which the Fund desires to retain the Administrator to provide or procure administrative and shareholder services hereunder in the manner and on the terms set forth below, and with respect to which the Administrator is willing to serve, being herein collectively referred to also as the “Portfolios”; and
     WHEREAS, the Administrator is willing to render such services in the manner and on the terms hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:
A. Appointment. The Fund hereby appoints the Administrator to provide or procure administrative and shareholder services with respect to the Portfolios for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees during such period to perform the services herein set forth for the compensation herein provided.
     In the event the Fund establishes and designates additional series with respect to which it desires to retain the Administrator to provide or procure administrative and other services hereunder, it shall notify the Administrator in writing. If the Administrator is willing to render such services it shall notify the Fund in writing, whereupon such additional series shall become a Portfolio hereunder by amendment to Schedule A hereto.

B. Duties. The Administrator shall be responsible for:
     (1) Administrative Services:
     (a) provision of an adequate number of personnel competent to perform such administrative and clerical functions as are necessary to provide effective administration of the Fund, office space, communications facilities, and other facilities necessary for the Fund’s operations as contemplated in this Agreement;
     (b) maintaining Fund governance documents;
     (c) performance of general compliance monitoring with respect to all applicable federal, state or foreign law or regulation (except that legal work related to these services shall be rendered under Section B(4) of this Agreement);
     (d) preparation and filing of proxy materials and periodic reports to shareholders of the Fund as required by applicable law and arrangement of shareholder meetings (except that legal and accounting work related to these services shall be rendered under Section B(4) of this Agreement);
     (e) preparation and filing of such registration statements and other documents with the SEC and other federal and state regulatory authorities as may be required to register the shares of the Fund and qualify the Fund to do business or as otherwise required by applicable law (except that legal and accounting work related to these services shall be rendered under Section B(4) of this Agreement);
     (f) arrangement of meetings of the Fund’s Board of Trustees and, in connection therewith, provision of necessary or appropriate information or materials for its meetings; and
     (g) provision of statistical or research data maintained by the Administrator, (and, at the expense of the Fund, such other reports, evaluations and information as the Fund may reasonably request from time to time).
     (2) Shareholder Services. The Administrator shall provide or procure shareholder services with respect to the Fund, including receiving and responding to inquiries and instructions from shareholders or their agents or representatives relating to the Fund, concerning, among other things, share transactions or account information, or referring any such inquiries to the Fund’s officers or appropriate agents. The Administrator shall bear the expense of any such services except to the extent that any agreement for such services that has been approved by the Board of the Fund provides that the Fund will be responsible for all or a portion of the costs and expenses related to the services provided thereunder.

     (3) Transfer Agency Services. The Administrator shall procure, on behalf of the Fund, transfer agency, dividend disbursement, registrar and certain shareholder agency services from an entity qualified to provide such services to the Fund. The Fund may be a party to any agreement related to such services. The Administrator shall bear the expense of any such services except to the extent that any agreement for such services that has been approved by the Board of the Fund provides that the Fund will be responsible for all or a portion of the costs and expenses related to the services provided thereunder.
     (4) Support Services. The Administrator shall perform such other administrative services with respect to the Fund as may be required by applicable law or regulation including, without limitation, the rules and regulations of the SEC and of state securities commissions and other regulatory agencies and shall make its officers and employees available to the Fund, its Board of Trustees and officers for assistance, consultation and discussion regarding the services provided to the Fund under this Section (4). The Fund shall compensate the Administrator on an approximate cost basis in accordance with Section D(2) of this Agreement for personnel of the Administrator (including, but not limited to lawyers, accounting staff, CCO staff, administrative and operations staff) (“Personnel”), including individuals who may be officers or Trustees of the Fund, for:
(a)	their time spent on all legal work for the Fund and its Portfolios;

(b)	their time spent associated with the Fund’s compliance program pursuant to Rule 38a-1 under the 1940 Act; and

(c)	their time spent providing:
               (i) assistance, coordination and supervision in connection with the oversight of the provision of services of the Fund’s accounting agent and calculation of the net asset value of the Portfolios in accordance with applicable law and regulation and the Registration Statement and preparation of the Fund’s annual and semi-annual reports, Forms N-Q or such other financial or regulatory reports or filings as may be required;
               (ii) coordination, review and oversight of matters relating to the operation of the Portfolios, including coordination among the custodian, transfer agent, sub-transfer agent, dividend disbursing agent, and recordkeeping agent (including pricing and valuation of the Portfolios), accountants, attorneys, sub-administrators and other parties performing services or operational functions for the Portfolios;
               (iii) oversight of the Fund’s sub-advisors, including operational and compliance matters;
               (iv) oversight of all other non-advisory matters associated with the operation of the Fund (including, but not limited to, review and oversight of information provided to the Fund’s Board and/or included in Fund documents);

               (v) oversight of the maintenance of such books and records of the Fund (other than those related to Fund governance, which is subject to Section B(1)(b) of this Agreement) as may be required by applicable federal law or regulation;
               (vi) review and oversight of all federal, state, local and foreign tax returns and reports of the Fund required by applicable federal and state tax law and securities regulation; and
               (vii) time spent by such Administrator personnel in attendance at meetings of the Board of Trustees and its committees.
     (5) In performing these services, the Administrator shall:
     (a) conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund’s Board of Trustees, and with the provisions of the Fund’s Registration Statement.
     (b) seek to maintain standards of service that are consistent with those prevailing in the mutual fund industry.
     (c) make available to the Fund, promptly upon request, any of the Fund’s books and records as are maintained by the Administrator under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.
     (d) report to the Fund’s Board of Trustees on the services under this Agreement as reasonably requested by the Board, and will furnish the Fund’s Board of Trustees with respect to such services such periodic and special reports as the Trustees may reasonably request.
C. Documentation. The Administrator acknowledges receipt of each of the following documents:
     (a) the Fund’s Registration Statement; and
     (b) exhibits, powers of attorneys, certificates and any and all other documents relating to or filed in connection with the Registration Statement.

D. Compensation.
     (1) As compensation for the services as set forth in Sections B(1), (2) and (3) of this Agreement, the Fund shall pay to the Administrator a fee at annual rates provided in Schedule A to this Agreement. The fees payable to the Administrator for all of the Portfolios shall be computed and accrued daily and paid monthly. If the Administrator shall serve for less than any whole month, the monthly compensation shall be prorated.
     (2) As compensation for providing the support services as set forth in Section B(4) of this Agreement, the Administrator shall bill the Fund at approximate cost based on an internal billing rate determined by the Administrator and calculated pursuant to a reasonable methodology for the time spent by Personnel in providing the support services, and the Fund shall compensate the Administrator for the amounts so billed.
     (3) Compensation for additional services from new laws, rules or regulations (collectively resulting, “Law”) or material changes to existing Law will be determined on a case by case basis.
     E. Non-Exclusivity. It is understood that the services of the Administrator hereunder are not exclusive, and the Administrator shall be free to render similar services to other investment companies and other clients.
     F. Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are those of the Fund under this Agreement and any expenses that are paid by the Fund under the terms of any other agreement between the Administrator and the Fund. The Administrator shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, and facilities necessary to perform its obligations under this Agreement; provided, however, that the Fund shall compensate the Administrator as set forth in Section D(2) of this Agreement, for the services of Personnel as set forth in Section B(4) of this Agreement.
The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Fund, include, but are not limited to: organizational expenses and expenses of maintaining the Fund’s legal existence; costs of services of independent accountants (including the performance of audits and the preparation of financial statements and reports and tax returns or other regulatory filings) and legal and tax counsel (including but not limited to such counsel’s assistance with the preparation or review of the Fund’s Registration Statement, financial statements or other filings and/or proxy materials except to the extent the Administrator or a third party bears a portion or all of such expenses, or any other fund documents or materials); preparation and review of the Fund’s tax returns (domestic and foreign) and other regulatory filings; federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement; expenses of the Fund’s regulatory compliance program; costs of any services contracted for by the Fund directly from parties other than the Administrator; costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, distribution and/or service fees, insurance premiums, interest on borrowed funds, and other fees and expenses applicable to its operation; costs related to the custody of the Fund’s assets (including custody of assets outside of the United States); maintenance of the books and records of the Fund and its Portfolios (other than the books and records for Fund governance noted in B(1)); costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing and tabulating of any proxy materials (except to the extent it is agreed that the Administrator or a third party shall bear a portion or all of such expenses); costs incidental to Board meetings, including fees and expenses of Board members; costs incidental to the preparation, printing and distribution of the Fund’s Registration Statements and any amendments thereto and shareholder reports; cost that may properly be borne by the Fund of typesetting and printing of prospectuses; cost of preparation and filing of the Fund’s tax returns, Form N-1A and Form N-SAR, and all filings, notices, registrations and amendments associated with applicable federal, state and foreign tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors’ and officers’ liability insurance; and costs of independent pricing services used in computing each Portfolio’s net asset value.
G. Liability. The Administrator shall give the Fund the benefit of the Administrator’s reasonable best efforts and diligence in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Administrator’s undertaking to render services under this Agreement, the Fund agrees that neither the Administrator nor its stockholders, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses (a “Loss”) incurred in connection with, any act or omission or mistake in judgment connected with or arising out of (i) any services rendered by the Administrator under this Agreement, or (ii) any services rendered by a third party whose services were procured by the Administrator under this Agreement, except by reason of willful misfeasance, bad faith, or negligence by the Administrator in performance of the Administrator’s duties, or by reason of reckless disregard by the Administrator of the Administrator’s obligations and duties under this Agreement; provided, however, that in the event any Loss occurs in connection with any act or omission or mistake in judgment arising out of any services rendered by a third party as described in item (ii) of this paragraph and such third party is subject to a lesser standard of care than that set forth above, then the Administrator shall be held to the same standard of care as such third party with respect to any claim against the Administrator hereunder in connection with such Loss. This provision shall govern only the liability to the Fund of the Administrator and that of its stockholders, officers, directors, and employees, and shall in no way govern the liability to the Fund or the Administrator by, or provide a defense for, any other person, including persons that provide sub-administration, transfer agency, or other services to the Fund as described in Section B of this Agreement.
H. Term and Continuation.
     (1) This Agreement shall remain in effect, unless sooner terminated as provided herein, through December 31, 2012, and shall continue thereafter on an annual basis with respect to each Portfolio provided that such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Fund, and provided continuance is also approved by the vote of a majority of the Board of Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Fund, or the Administrator.
     (2) This Agreement may be terminated:
     (a) by the Fund at any time, without the payment of any penalty, with respect to the services procured or provided by the Administrator, by vote of a majority of the entire Board of Trustees of the Fund on 60 days’ written notice to the Administrator;
     (b) by the Administrator at any time, without the payment of any penalty, upon 60 days’ written notice to the Fund.
I. Use of Name. It is understood that the name “Pacific Life Insurance Company,” “Pacific Life,” “Pacific Life Fund Advisors,” and “Pacific Life Funds” or any derivative thereof or logo associated with those names are the valuable property of the Administrator and its affiliates, and that the Fund and/or the Portfolios shall use such names (or derivatives or logos) only so long as this Agreement or an agreement between the Fund and the Administrator related to the investment management of the Portfolios (“Investment Advisory Agreement”) is in effect. Upon termination of this Agreement and any Investment Advisory Agreement with respect to a Portfolio, the Fund (or Portfolio) shall forthwith cease to use such name (or derivative or logo) and, in case of the Fund, shall promptly amend its Certificate of Trust to change its name.
J. Notices. Notices of any kind to be given to the Administrator by the Fund shall be in writing and shall be duly given if delivered to the Administrator at 700 Newport Center Drive, Newport Beach, California 92660, Attn: Robin S. Yonis and also emailed to: ContractNotifications@PacificLife.com.
K. Fund Obligation. A Copy of the Fund’s Certificate of Trust is on file with the State of Delaware and notice is hereby given that this Agreement has been executed on behalf of the Fund by a Trustee or officer of the Fund in his or her capacity as such and not individually. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer, or shareholder of the Fund individually. Further, the debts, liabilities, obligations and expenses incurred or contracted for hereunder with respect to a Portfolio shall be enforceable against the assets of that Portfolio only and not against the assets of the Fund generally or any other Portfolio.
L. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

M. Miscellaneous.
     (1) This Agreement shall be governed by the laws of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder.
     (2) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.
     (4) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.
     (5) This Agreement may not be assigned by the Fund or the Administrator without the consent of the other party.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

PACIFIC LIFE FUNDS
By:	/s/ Howard T. Hirakawa
	Name:	Howard T. Hirakawa
	Title:	Vice President

By:	/s/ Laurene E. MacElwee
	Name:	Laurene E. MacElwee
	Title:	VP & Assistant Secretary

PACIFIC LIFE INSURANCE COMPANY
By:	/s/ Howard T. Hirakawa
	Name:	Howard T. Hirakawa
	Title:	Vice President

By:	/s/ Laurene E. MacElwee
	Name:	Laurene E. MacElwee
	Title:	VP

Schedule A
     Portfolios of the Pacific Life Funds subject to this Administration and Shareholder Servicing Agreement.

Fund Name	Share Class(es)	Fee
PL Portfolio Optimization Conservative Fund	A, B, C, R	0.15%
PL Portfolio Optimization Moderate-Conservative Fund	A, B, C, R	0.15%
PL Portfolio Optimization Moderate Fund	A, B, C, R	0.15%
PL Portfolio Optimization Moderate-Aggressive Fund	A, B, C, R	0.15%
PL Portfolio Optimization Aggressive Fund	A, B, C, R	0.15%
PL Money Market Fund	A	0.30%
PL Income Fund	A, C	0.30%
	I	0.15%
PL Floating Rate Income Fund	A,C	0.30%
	I	0.15%
PL High Income Fund	A,C	0.30%
	I	0.15%
PL Short Duration Fund	A,C	0.30%
	I	0.15%
PL Strategic Income Fund	A,C	0.30%
	I	0.15%

		Average Daily
Fund Name	Share Class(es)	Net Assets
PL Floating Rate Loan Fund	P	0.15%
PL Inflation Managed Fund	P	0.15%
PL Managed Bond Fund	P	0.15%
PL Short Duration Bond Fund	P	0.15%
PL Comstock Fund	P	0.15%
PL Growth LT Fund	P	0.15%
PL Large-Cap Growth Fund	P	0.15%
PL Large-Cap Value Fund	P	0.15%
PL Main Street® Core Fund	P	0.15%
PL Mid-Cap Equity Fund	P	0.15%
PL Mid-Cap Growth Fund	P	0.15%
PL Small-Cap Growth Fund	P	0.15%
PL Small-Cap Value Fund	P	0.15%
PL Real Estate Fund	P	0.15%
PL Emerging Markets Fund	P	0.15%
PL International Large-Cap Fund	P	0.15%
PL International Value Fund	P	0.15%
Effective Date: December 19, 2011